EXHIBIT 15.02

ERNST & YOUNG LLP        5 Times Square                       Phone 212-773-3000
                         New York, New York 10036

June 13, 2003

To the Board of Directors
Volt Information Sciences, Inc.

We are aware of the incorporation by reference in Registration Statement No. 333-13369 on Form S-8 dated October 3, 1996 and Registration Statement No. 333-45903 on Form S-8 dated February 9, 1998 of Volt Information Sciences, Inc. of our report dated June 12, 2003, relating to the unaudited condensed consolidated interim financial statements of Volt Information Sciences, Inc. which are included in its Form 10-Q for the quarter ended May 4, 2003.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

New York, New York